Exhibit 2.1
Execution Version
SECURITIES REPURCHASE AGREEMENT
BETWEEN
MORTGAGE GUARANTY INSURANCE CORPORATION
AND
SHERMAN FINANCIAL GROUP LLC
Dated as of August 13, 2008

     SECURITIES REPURCHASE AGREEMENT, dated as of August 13, 2008 (this “Agreement”), between MORTGAGE GUARANTY INSURANCE CORPORATION, a Wisconsin corporation (“MGIC” or “Seller”), and SHERMAN FINANCIAL GROUP LLC, a Delaware limited liability company (“Sherman Financial” or “Purchaser”).
RECITALS
     WHEREAS, Seller is the record and beneficial owner of 2,424,665 Common Units of Sherman Financial (the “Units”).
     WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the Units (such purchase, the “Unit Repurchase”).
     WHEREAS, as of the date hereof, each of the Members of Sherman Financial has waived, among other things, all of its rights under Article IX of the Fifth Amended and Restated Limited Liability Company Agreement of Sherman Financial Group LLC, dated as of September 1, 2007 (the “Existing Operating Agreement”) with respect to the transactions contemplated hereby, pursuant to a written waiver (collectively, the “Unit Repurchase Waiver”).
     WHEREAS, certain changes to the Existing Operating Agreement in connection with the Unit Repurchase, including, without limitation, the cancellation of the Units by Sherman Financial and the withdrawal of MGIC as a Member upon consummation of the Unit Repurchase, will be effected through the amendment and restatement of the Existing Operating Agreement.
     WHEREAS, Seller and Purchaser desire to agree to such other matters in connection with the foregoing as are set forth herein.
     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.
     Section 1. Definitions.
     (a) Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Existing Operating Agreement, and the following terms shall have the following meanings:
     “Additional Payment” means an amount equal to 24.25% multiplied by the excess, if any, of (i) the fair market value of the aggregate consideration for (a) in the case of an Additional Unit Purchase, the Additional Units or (b) in the case of Tag or Drag Transaction, the Interests sold (directly or indirectly, as the case may be) in such Tag or Drag Transaction, in either case divided by the percentage ownership of Sherman Financial purchased by the purchasing party as of the Purchase Date, over (ii) the sum of (x) $1,000,000,000 plus (y) the product of $100,000,000 divided by nine, multiplied by the lesser of (A) the number of full months elapsed between the Midpoint Date and the Execution Date and (B) nine (it being understood that if less than one full month has so elapsed, such product is zero); provided, that if on the Purchase Date the Interests do not consist solely of Common Units, the foregoing formula shall be appropriately adjusted to reflect the applicable capital structure. If, in connection with an Additional Unit Purchase or a Tag or Drag Transaction, any arrangements are made that involve the giving of value to the transferor, the portion of such value, if any, properly allocable, using reasonable economic analysis, to the Interests transferred shall be reallocated to such Interests. It is understood that (i) in the case of the Radian Option Agreement, no Distributions shall be considered part of the consideration paid for the Additional Units under such Radian Option Agreement and (ii) in the case of other Definitive Agreements, Distributions shall be deemed to be part of the consideration to the extent they were taken into account in determining the price for the Interests.
     “Additional Payment Period” has the meaning set forth in Section 3(b).
     “Additional Unit Purchase” has the meaning set forth in Section 3(b).
     “Additional Units” has the meaning set forth in Section 3(b).
     “Adjustment” means $3,742,966, except that if the Closing Date occurs after August 13, 2008, such amount shall be increased by $27,726 for each day in the period from and including August 14 to and including the Closing Date (it is understood that if the Closing Date were August 14, 2008, the period would have one day).
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that, except as otherwise expressly provided herein, no individual shall be deemed to be an Affiliate of any other Person solely by reason of his or her being an officer or director of such Person and no Person shall be deemed to be an Affiliate of any other Person solely by reason of its being a member of the same limited liability company as, or a limited partner of, such Person.
     “Ancillary Agreements” has the meaning set forth in Section 4(c).
     “Base Purchase Price” means (i) $227,466,500 minus (ii) all Distributions made to MGIC in respect of the Units during the period from April 1, 2008 to the Closing Date.
     “CEO Group” means the individual acting as Chief Executive Officer of Sherman Financial and its subsidiaries and the members of his or her Immediate Family.
     “Change in Bank Control Act” means the Change in Bank Control Act of 1978, as amended.
     “Claims” has the meaning set forth in Section 9(a).
     “Closing” has the meaning set forth in Section 10.
     “Closing Date” has the meaning set forth in Section 10.
     “Confidential Information” has the meaning set forth in Section 12(k).
     “Defaulting Party” has the meaning set forth in Section 11(b).

     “Definitive Agreement” means a final agreement executed by the parties thereto, and includes, with respect to the Radian Option Agreement, a notice of exercise of the Call Option (as defined therein) by Meeting Street Investments LLC or a permitted assignee of Meeting Street Investments LLC, any amendment (however effected, including, without limitation, by waiver of the terms in effect prior to the waiver) to the economic terms of the Radian Option Agreement (it is understood that an amendment to extend the Call Exercise Period (as defined in the Radian Option Agreement) is an amendment to such terms), the grant by Radian and/or an Affiliate of Radian of another call option to Sherman Financial, any Affiliate of Sherman Financial that is controlled by Sherman Financial or a Management Affiliate or the grant by any Management Affiliate of any put option to Radian and/or an Affiliate of Radian in respect of an Interest in Sherman Financial.
     “Distributions” means, in respect of any period, all cash and non-cash property that is distributed by Sherman Financial in respect of the Common Units during such period; it being understood that, with respect to MGIC, payments of the Base Purchase Price, the Adjustment, or an Additional Payment, and the issuance of the Sherman Financial Note shall not be treated as a “Distribution,” but principal payments by Sherman Financial on the Sherman Financial Note shall be so treated. All non-cash property comprising part of any Distribution shall be valued for purposes of this Agreement as determined by agreement of Sherman Financial and MGIC or, if the parties cannot agree within a reasonable period, pursuant to Section 12(g) hereof.
     “DPV Group” means the individual acting as Director of Portfolio Valuation of Sherman Financial and its subsidiaries and the members of his or her Immediate Family.
     “Event of Default” has the meaning set forth in Section 11(b).
     “Execution Date” has the meaning set forth in Section 3(b).
     “Existing Operating Agreement” has the meaning set forth in the recitals hereto.
     “Governmental Entity” means any foreign, federal, state or local government and any agency or instrumentality thereof, including, without limitation, any court or regulatory body.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Immediate Family” means (i) the spouse, lineal descendants and children by adoption of a specified individual and (ii) each trust whose primary beneficiaries include the foregoing Persons.
     “Initial Lender” has the meaning set forth in the Loan Agreement.
     “Initial Lender Exposure” has the meaning set forth in the Loan Agreement.

     “Law” means any statute, law, ordinance, regulation, rule, code, order, rule of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity.
     “Loan Agreement” means the Credit Agreement, of even date herewith, between Sherman Financial, as obligor, and MGIC, as Initial Lender and Administrative Agent.
     “Management Affiliates” means Sherman Capital, L.L.C., Meeting Street Partners II Inc., Meeting Street Investments LLC, Sherman Capital Markets LLC or any corporation, partnership, association, joint-stock company, trust, fund, organized group of Persons whether or not incorporated, at least 40% of the economic or voting interest in which is owned, directly or indirectly, by the CEO Group, the DPV Group and/or other members of the management of Sherman Financial and/or their Immediate Families.
     “Midpoint Date” means the date that is halfway between March 31, 2008 and the Closing Date (determined by including March 31, 2008 and including or excluding the Closing Date, as the case may be, in order to cause the period used for such determination to comprise an odd number of days).
     “MSII Stockholders Agreement” means the Amended and Restated Stockholders Agreement of Meeting Street Partners II Inc., dated as of September 1, 2007.
     “Purchase Date” has the meaning set forth in Section 3(b).
     “Purchase Price” has the meaning set forth in Section 3(a).
     “Radian” means Radian Guaranty Inc.
     “Radian Option Agreement” means the Option Agreement dated as of September 14, 2007, by and among Radian and Meeting Street Investments LLC.
     “Representatives” has the meaning set forth in Section 12(k).
     “Restated Operating Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of Sherman Financial Group LLC, in substantially the form agreed to by the parties hereto and Radian Asset Management Inc. as of the date hereof, to be entered into on the Closing Date and pursuant to which, among other things, the cancellation of the Units and the withdrawal of MGIC as a Member upon consummation of the Unit Repurchase will be provided for.
     “Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of September 14, 2007, by and among MGIC, Radian and Sherman Capital.
     “Sherman Capital Operating Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Sherman Capital, L.L.C., dated as of September 1, 2007.

     “Sherman Financial Note” means the promissory note of Sherman Financial in the principal amount of $85,000,000, of even date herewith, payable to the order of MGIC and issued pursuant to the Loan Agreement.
     “Solvent” means, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Unit Repurchase” has the meaning set forth in the recitals hereto.
     “Unit Repurchase Waiver” has the meaning set forth in the recitals hereto.
     “Units” has the meaning set forth in the recitals hereto.
     “Tag or Drag Transaction” means (i) a Transfer by a member of the Sherman Capital Group or a member of the MSII Group that under Section 9.3 of the Existing Operating Agreement would have afforded MGIC the opportunity to sell its Units as provided therein (were MGIC then a member of the MGIC Group), (ii) a Transfer by a member of the Sherman Capital Group that under Section 9.4 of the Existing Operating Agreement would have entitled the Sherman Capital Group to require MGIC to sell its Units as provided for therein (were MGIC then a member of the MGIC Group), (iii) a Transfer (as defined in the Sherman Capital Operating Agreement as in effect on the date hereof) that would have entitled MGIC to exercise tag along rights under Section 9.5 of the Sherman Capital Operating Agreement as in effect on the date hereof (were MGIC then a member of the MGIC Group) or (iv) a Transfer (as defined in the MSII Stockholders Agreement as in effect on the date hereof) that would have entitled MGIC to exercise tag along rights under Section 3.5 of the MSII Stockholders Agreement as in effect on the date hereof (were MGIC then a member of the MGIC Group).
     “Waiver Time” has the meaning set forth in Section 6(f).
     (b) Construction. For purposes of this Agreement, except as otherwise expressly set forth herein:
          (i) Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.
          (ii) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

          (iii) A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms thereof and hereof, except that a reference to the Radian Option Agreement or the Existing Operating Agreement shall not include any amendment thereto. In addition, if the Sherman Capital Operating Agreement or the MSII Stockholders Agreement is amended on the date on which the Closing Date occurs, any such amendment shall be disregarded for purposes of determining the content of each such agreement as in effect on the date hereof.
          (iv) A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment to, and any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations issued thereunder or pursuant thereto.
          (v) The headings contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.
          (vi) Section references in this Agreement refer to sections of this Agreement unless otherwise specified.
     Section 2. Purchase and Sale of Units.
     (a) Unit Repurchase. On the Closing Date, subject to the terms and conditions of this Agreement, in consideration of the payment of the Purchase Price to Seller in accordance with Section 3(a) hereof, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Units, free and clear of all Liens, other than such Liens as may arise under the Existing Operating Agreement and such Liens as may be created by Purchaser.
     Section 3. Purchase Price.
     (a) Purchase Price. The purchase price for the Units shall be the sum of the Base Purchase Price and the Adjustment (such sum, the “Purchase Price”). The Purchase Price minus $85,000,000 shall be paid by Purchaser to Seller in cash on the Closing Date. The remainder of the Purchase Price shall be paid by delivery of the Sherman Financial Note, which shall be issued by Sherman Financial to MGIC pursuant to the Loan Agreement.
     (b) Additional Payment.
          (i) If, within the period beginning on and including the Midpoint Date and ending nine months after the Midpoint Date (the “Additional Payment Period”), Sherman Financial, any Affiliate of Sherman Financial that is controlled by Sherman Financial or any Management Affiliate executes a Definitive Agreement (the date of execution thereof, the “Execution Date”) (A) covering the purchase (an “Additional Unit Purchase”) from a Member other than a Management Affiliate of an additional Interest in Sherman Financial (the “Additional Units”) or (B) that constitutes a Tag or Drag Transaction, then Sherman Financial shall pay to MGIC by wire transfer of immediately available funds within 15 Business Days after the date on which such Additional Unit Purchase or Tag or Drag Transaction has been consummated (the “Purchase Date”) an amount equal to the Additional Payment; provided, that the foregoing shall not apply and no Additional Payment shall be due in the event that such Additional Unit Purchase or Tag or Drag Transaction is entered into:
          (A) (w) between or among any of Sherman Financial and (1) any of its Affiliates who are controlled by Sherman Financial or (2) any Management Affiliates, (x) between such Affiliates, (y) between any Person referred to in clause (w) or clause (x) and one or more of their respective equity holders who are either existing or former members of the team managing the business that has been conducted by Sherman Financial or its subsidiaries from time to time or an Affiliate controlled by a member referred to in clause (y) or any trust whose primary (as opposed to contingent) beneficiaries are any one or more of the equity holders referred to in clause (y), such equity holders’ respective spouses, such equity holders’ respective issue, or the spouses of such equity holders’ respective issue (including, without limitation, grantor retained annuity trusts (GRATs)) or (z) between any of the Persons referred to in clause (y); or
          (B) for purposes of (x) raising funds (including, without limitation, in connection with the incurrence of indebtedness) to cover obligations of Sherman Financial incurred or to be incurred in the ordinary course of business or (y) making any payment to the lenders under the Original Credit Facility or any Permitted Replacement Facility.
For purposes of this Section 3(b) (including any defined terms used in this Section 3(b)), “month” shall mean the period beginning on, and including, the Midpoint Date (in the case of the initial such month) or the last day of the preceding month (in the case of any other such month) and ending on, but excluding, the numerically corresponding day in the next succeeding calendar month, except that, if there is no numerically corresponding day in that next succeeding calendar month, such month shall end on the last day of that next succeeding calendar month. For the avoidance of doubt, no Additional Payment shall be due with respect to any Additional Unit Purchase or Tag or Drag Transaction having an Execution Date after the expiration of the Additional Payment Period.
          (ii) Sherman Financial shall provide all relevant information to MGIC with respect to any Additional Unit Purchase or Tag or Drag Transaction, the Execution Date of which occurs during the Additional Payment Period, within ten Business Days after any Purchase Date in respect thereof, so that MGIC can determine whether an Additional Payment is due.
     (c) Payments. The cash payment to be made by Purchaser to Seller pursuant to Section 3(a) hereof shall be made by wire transfer of immediately available funds to the account on which Distributions were paid to MGIC on June 30, 2008 and any Additional Payment, to the extent due pursuant to Section 3(b) hereof, shall be made by wire transfer of immediately available funds to an account to be designated by MGIC in writing when such Additional Payment becomes due.

     Section 4. Representations and Warranties of Seller.
     As a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser as follows:
     (a) Organization. Seller is a corporation validly existing and in good standing (or its equivalent) under the laws of the State of Wisconsin.
     (b) Equity Interests and Related Matters. There are no statutory or contractual preemptive rights or rights of first refusal or Liens or other similar restrictions with respect to the purchase and sale of Seller’s interests in Sherman Financial hereunder (other than those contained in the Existing Operating Agreement). There are no agreements or understandings between Seller and any Person (other than Sherman Financial and/or any of its Affiliates) with respect to the voting or transfer of any Interests (including the Units).
     (c) Authorization. The execution, delivery and performance of this Agreement and all of the other agreements executed in connection with this Agreement, including, without limitation, the Loan Agreement, the Unit Repurchase Waiver, the Sherman Financial Note and the Restated Operating Agreement (collectively, the “Ancillary Agreements”) to which Seller is a party and the sale of the Units hereunder by Seller have been duly authorized by Seller. This Agreement constitutes, and all other Ancillary Agreements to which Seller is a party, when executed and delivered by Seller in accordance with the terms thereof, will each constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
     (d) Noncontravention. The execution and delivery by Seller of this Agreement and all other Ancillary Agreements to which Seller is a party, the sale of the Units hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by Seller, do not and will not (i) conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under (whether with or without the passage of time, the giving of notice or both), the organizational documents of Seller, or any material agreement, instrument, order, judgment or decree to which Seller is subject (except that no representation or warranty is given with respect to the Existing Operating Agreement), (ii) result in the creation of any Lien upon the Units (except as may be created by Purchaser) or (iii)  require that Seller obtain or make any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to any Law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity to which Seller is subject, other than with the Office of Commissioner of Insurance of Wisconsin, which has advised MGIC that it has approved such transactions, and except as has not had and would not have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement. Insofar as the representation and warranty in this Section 4(d) covers the HSR Act or the Change in Bank Control Act, such representation and warranty is given in reliance on Purchaser’s representations and warranties in Sections 5(c) and 5(d).

     (e) No Brokers or Finders. Other than Banc of America Securities LLC, none of Seller nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any Person acting as broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof. Seller assumes sole responsibility for, and has paid (to the extent due) and will pay, in full, all fees, expenses and any other compensation or remuneration payable to Banc of America Securities LLC in connection with any services rendered by it in connection with any of the transactions contemplated hereby.
     Section 5. Representations and Warranties of Purchaser.
     As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller as follows:
     (a) Organization. Purchaser is a limited liability company validly existing and in good standing (or its equivalent) under the laws of the State of Delaware.
     (b) Authorization. The execution, delivery and performance of this Agreement and all of the other Ancillary Agreements to which Purchaser is a party and the purchase of the Units by Purchaser have been duly authorized by Purchaser. This Agreement constitutes, and all other Ancillary Agreements to which Purchaser is a party, when executed and delivered by Purchaser in accordance with the terms thereof, will each constitute, a valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms.
     (c) Noncontravention. The execution and delivery by Purchaser of this Agreement and all other Ancillary Agreements to which Purchaser is a party, the purchase of the Units hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by Purchaser, do not and will not (i) conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under (whether with or without the passage of time, the giving of notice or both), the organizational documents of Purchaser or any material agreement, instrument, order, judgment or decree to which Purchaser is subject, or (ii) require that Purchaser obtain or make any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to any Law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity to which Purchaser is subject, except as has not had and would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
     (d) Bank Regulatory. The purchase of the Units by Purchaser pursuant to this Agreement does not require that a notice be filed with the Office of the Comptroller of the Currency under the Change in Bank Control Act.
     (e) Solvency. Purchaser is and, after giving effect to the transactions contemplated hereby, will be Solvent.
     (f) No Brokers or Finders. None of Purchaser nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any Person acting as broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.
     (g) Certain Other Agreements. (i) During the period beginning on March 31, 2008 and ending at midnight on the day that is the day before the Midpoint Date and (ii) on the date hereof, other than the Radian Option Agreement, none of Purchaser, any Affiliate of Purchaser that is controlled by Purchaser and any Management Affiliate has been (in the case of clause (i)) or is (in the case of clause (ii)) a party to a Definitive Agreement described in Section 3(b) (regardless of whether such agreement would result in an Additional Payment to MGIC in accordance with the provisions thereof).
     Section 6. Covenants and Agreements.
     (a) D&O Insurance. For six years after the date on which the directors and officers liability insurance of Sherman Financial in effect on April 1, 2008 expires, Sherman Financial shall ensure that any directors and officers liability insurance purchased by Sherman Financial under which any Manager who is appointed by the Sherman Capital Group or any Management Affiliate is an insured will provide that all former Managers who were appointed by MGIC will also be insureds without discrimination between such former Managers and any other insureds.
     (b) Certain Income Tax Matters.
          (i) Unless otherwise required due to a change in law after the date hereof, the parties agree to treat the Unit Repurchase and Distributions in respect of the Units for U.S. federal income tax purposes as follows:
          (A) Items of income, gain, loss, deduction or credit, and any other items of Sherman Financial through and including March 31, 2008, computed based on a closing of the books of Sherman Financial as of that date and past practices of Sherman Financial, shall be allocated to MGIC and the other Members in accordance with Article VI of the Existing Operating Agreement. No such items shall be allocated to MGIC for periods after March 31, 2008.
          (B) The Adjustment, if any, and interest payments on the Sherman Financial Note made to MGIC shall be treated as guaranteed payments.
          (C) The payment of Distributions to MGIC after March 31, 2008 and the payment of the Base Purchase Price and any Additional Payment shall be treated as distributions by Sherman Financial to MGIC in respect of the Units, consisting first of MGIC’s distributive share of income of Sherman Financial to the extent not previously distributed, and second as a payment made in exchange for MGIC’s interest in Sherman Financial.
          (ii) Neither Seller nor Purchaser shall take any position on any tax return, report, or statement or in any tax audit or other administrative or judicial proceeding that is inconsistent with the treatment required by Section 6(b)(i).

     (c) Certain Rights to Indemnity. Sherman Financial shall indemnify and hold MGIC harmless to the same extent as it would have if the provisions of Sections 3.7 and 3.9 of the Existing Operating Agreement applied and MGIC were an “Indemnitee” and an “Indemnified Member”, respectively, thereunder.
     (d) Governmental Approvals. If despite the representations and warranties in Sections 4(d), 5(c) and 5(d) hereof, a permit, consent, approval or authorization of a third party or a Governmental Entity is necessary to consummate the transactions contemplated by this Agreement, the parties shall cooperate with each other and use their reasonable best efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement. The parties shall have the right to review in advance, and, to the extent practicable, each will consult the other on all the information relating to any party, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any such third party or any such Governmental Entity in connection with the transactions contemplated by this Agreement.
     (e) Further Assurances. Each of the parties shall do any and all things reasonably necessary or appropriate in order to cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions provided herein as promptly as practicable.
     (f) Waiver of Rights under Securities Purchase Agreement. Pursuant to Section 12.1 of the Securities Purchase Agreement, MGIC hereby irrevocably waives, effective at the Waiver Time (as defined below), (i) all of its rights under the Securities Purchase Agreement to receive payment of any portion of the Contingent MGIC/Radian Class A Units Purchase Price (as defined in the Securities Purchase Agreement) to which it would otherwise be entitled, and all rights under the Securities Purchase Agreement relating to such payment, including, without limitation, its rights under the provisions of Articles 2 and 6 to receive payment thereof, to receive information with respect to the determination thereof and to be secured with respect thereto by any Lien upon any assets of Sherman Capital to be granted in favor of MGIC in accordance with the terms of the Securities Purchase Agreement and (ii) all of its rights to receive any financing information under Section 5.1 of the Securities Purchase Agreement. The foregoing waiver shall become effective, immediately and without further action on the part of any Person, upon the Initial Lender Exposure under the Loan Agreement being reduced to zero (the date and time of such occurrence, the “Waiver Time”).
     (g) Termination of Rights under Other Agreements. MGIC hereby confirms and agrees, for the avoidance of doubt, that upon consummation of the Unit Repurchase and withdrawal of MGIC as a Member of Sherman Financial, all rights of MGIC and/or any of its Affiliates under the Sherman Capital Operating Agreement and the MSII Stockholders Agreement, including without limitation any tag-along rights or related rights set forth therein, shall be immediately terminated in their entirety, without further action on the part of any Person, and hereby further irrevocably waives any and all such rights under such agreements, effective at such time. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained in this Section 6(g) shall alter the rights of MGIC pursuant to Section 3(b) hereof and the definition of “Tag or Drag Transaction” shall be interpreted with respect to any transaction occurring on or after the Closing Date (solely for purposes of determining the amount of any Additional Payment due under this Agreement) as if MGIC were still a Member of Sherman Financial and continued to have such rights under such agreements. Each of Sherman Capital, its Members (as defined in the Sherman Capital Operating Agreement) and each party to the MSII Stockholders Agreement shall be an express third-party beneficiary of this Section 6(g).
     Section 7. Conditions Precedent to Purchaser’s Obligations.
     Each and every obligation of Purchaser to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:
     (a) Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.
     (b) Compliance With Agreement. Seller shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including the delivery of the documents specified in Section 10(a).
     (c) Absence of Injunction. No injunction that prohibits the consummation of the transactions contemplated hereby by Seller or Purchaser and that has been issued by a court of competent jurisdiction shall be in effect.
     (d) Loan Agreement. Seller shall have entered into and delivered the Loan Agreement, and such instrument shall be in full force and effect.
     (e) Restated Operating Agreement. Radian Asset Management Inc. shall have entered into the Restated Operating Agreement, and such agreement shall be, or shall immediately upon consummation of the Unit Repurchase become, in full force and effect.
     (f) Unit Repurchase Waiver. The Unit Repurchase Waiver shall be in full force and effect.
     Section 8. Conditions Precedent to Seller’s Obligations.
     Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:
     (a) Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

     (b) Compliance With Agreement. Purchaser shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date, including payment of the purchase price and delivery of the documents specified in Section 10(b).
     (c) Absence of Injunction. No injunction that prohibits the consummation of the transactions contemplated hereby by Seller or Purchaser and that has been issued by a court of competent jurisdiction shall be in effect.
     (d) Unit Repurchase Waiver. The Unit Repurchase Waiver shall be in full force and effect.
     (e) Loan Agreement. Purchaser shall have executed and delivered the Sherman Financial Note and entered into and delivered the Loan Agreement, and such instruments shall be in full force and effect.
     Section 9. Indemnification.
     (a) By Seller. Seller hereby agrees to indemnify, defend and hold harmless Purchaser from and against all losses, damages, judgments, awards, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable attorneys fees and expenses, but excluding consequential, indirect or punitive damages (including lost profits)) (collectively, “Claims”) asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation, warranty or covenant of Seller contained in this Agreement.
     (b) By Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against all Claims asserted against, resulting to, imposed upon or incurred by such party, directly or indirectly, by reason of, arising out of or resulting from the inaccuracy or breach of any representation, warranty or covenant of Purchaser contained in this Agreement.
     Section 10. Closing.
     Unless the parties to this Agreement mutually agree that a physical closing is not necessary, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such location on which the parties mutually agree, at 10:00 a.m., local time, on the date hereof, or, if the conditions to Closing set forth in Sections 7 and 8 have not been satisfied or waived by the party entitled to the benefit thereof on or prior to such date, on the second Business Day following satisfaction or waiver of such condition, or such other date and time as to which Purchaser and Seller agree in writing; provided, that, except as otherwise agreed in writing by Purchaser and Seller, the Closing shall occur no later than ten Business Days after the date of this Agreement. The date and time of Closing is referred to herein as the “Closing Date”, and each of the transactions and deliveries contemplated to occur at such time and date, including, without limitation, payment of the Purchase Price by Purchaser in accordance with Section 3(a), sale and delivery of the Units by Seller, entry into the Loan Agreement and the delivery of the Sherman Financial Note, shall be deemed to occur simultaneously.

     (a) Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Purchaser the following documents, in each case duly executed or otherwise in proper form:
          (i) Compliance Certificate. A certificate signed on behalf of Seller that each of the representations and warranties made by Seller in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that Seller has in all material respects performed and complied with all its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
          (ii) Other Documents. All other documents, instruments or writings required to be delivered to Purchaser by Seller at or prior to the Closing, as the case may be, pursuant to this Agreement, including the Loan Agreement and such other certificates and documents as Purchaser may reasonably request.
     (b) Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following items, including the following documents, in each case duly executed or otherwise in proper form:
          (i) Purchase Price. The consideration required by Section 3(a).
          (ii) Compliance Certificate. A certificate signed by Purchaser that each of the representations and warranties made by Purchaser in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and that Purchaser has in all material respects performed and complied with all of Purchaser’s obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.
          (iii) Other Documents. All other documents, instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement, including the Sherman Financial Note and the Loan Agreement, and such other certificates and documents as Seller may reasonably request.
     Section 11. Termination.
     (a) Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the Closing by mutual written agreement of all of the parties to this Agreement.
     (b) Right of Termination for Breach.
          (i) Events of Default. Each of the following constitutes an event of default hereunder (an “Event of Default”). An Event of Default will exist with respect to a party (such party, the “Defaulting Party”) if:

          (A) any representation or warranty in this Agreement made by that party proves to have been incorrect or misleading in any material respect when made; or
          (B) that party fails to comply with or perform any material agreement or obligation set forth in this Agreement and such failure continues for ten days after notice of that failure is given to that party.
          (ii) Termination. If there has been an Event of Default, then a party, other than the Defaulting Party, may, at any time prior to the Closing (this Agreement may not be terminated after the Closing), by written notice to the other parties that such Event of Default is continuing, terminate this Agreement as to such party with the effect set forth in clause (iii) below.
          (iii) Effect of Termination. Termination of this Agreement pursuant to this Section 11(b) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such breach or violation, each party whose breach or violation has occurred prior to termination shall indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made to the extent provided in Section 9 hereof.
     Section 12. Miscellaneous
     (a) Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived; provided, however, that any such amendment shall be binding upon the parties only if set forth in a writing duly signed by or on behalf of all of the parties and all waivers of this Agreement must be in writing and signed by or on behalf of the party waiving its rights. No delay or failure on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, and no single or partial exercise by any party of any such right, remedy, power or privilege precludes other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     (b) Successors and Assigns. This Agreement and all of the covenants and agreements contained herein and all of the rights, interests and obligations hereunder, by or on behalf of any of the parties, shall bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not. No assignment shall relieve the assignor of any obligation hereunder unless the assignee is acceptable to the non-assigning party in its discretion as evidenced in a writing signed by the non-assigning party. No assignment shall be effective until each party to this Agreement that is not a party to the instrument of assignment receives notice of such assignment.
     (c) Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by hand, facsimile transmission or by first class mail (registered, return receipt requested), properly addressed and postage prepaid:
If to Seller:
Mortgage Guaranty Insurance Corporation
MGIC Plaza, P.O. Box 488
Milwaukee, Wisconsin 53201-0488
Attention: Chief Financial Officer
With a copy to: General Counsel
Fax No.: (414) 347-2655 (CFO) / (414) 347-6959 (General Counsel)
If to Purchaser:
Sherman Financial Group LLC
c/o Sherman Capital Markets LLC
200 Meeting Street
Charleston, South Carolina 29401
Attention: General Counsel
Fax No.: (843) 722-1884
Each party may change its address for notices by written notice sent to the other parties.
     (d) Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
     (e) Third-Party Beneficiaries. Sherman Capital shall be an express third-party beneficiary of Section 6(f) hereof, and each of Sherman Capital, its Members (as defined in the Sherman Capital Operating Agreement) and each party to the MSII Stockholders Agreement shall be an express third-party beneficiary of Section 6(g) hereof. Except as provided in the preceding sentence, and subject to Section 12(b) hereof, this Agreement is for the sole benefit of the parties and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the parties, any legal or equitable rights hereunder.
     (f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     (g) Resolution of Disputes.
               (i) Generally. Unless prohibited by applicable Law or as otherwise expressly provided in this Agreement, the parties agree that any dispute, controversy or claim arising under this Agreement or the performance by the parties of its terms (for the avoidance of doubt, any dispute, controversy or claim arising under the Loan Agreement or the Loan Documents (as such term is defined in the Loan Agreement) shall be deemed to arise under the Loan Agreement or the Loan Documents and not hereunder) shall be settled by binding arbitration held in the Borough of Manhattan, City of New York, State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 12(g). Notwithstanding the foregoing, to the extent the arbitrator(s) does not possess the power to subpoena witnesses necessary to the resolution of a dispute, controversy or claim brought hereunder which a court of competent jurisdiction would possess, such dispute, controversy or claim shall not be subject to the terms of this Section 12(g) and shall instead be subject to resolution in such court. If the parties to the Existing Operating Agreement are engaged in or submit a matter to arbitration with respect to or related to the same subject matter as a matter which is to be submitted to arbitration pursuant to this Agreement, such arbitrations shall be jointly conducted.
          (ii) Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. No arbitrator shall be a current or former officer, manager, director or employee of Purchaser or Seller or any of their respective Affiliates (or any entity with which any of such Persons has combined).
          (iii) Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 90 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all Persons, including (without limitation) Persons who have failed or refused to participate in the arbitration process, except to the extent such decision shall be premised upon an erroneous application of or shall be contrary to applicable Law. In making any decision, the arbitrator(s) is instructed to preserve, as nearly as possible, to the extent compatible with applicable Law, the original business and economic intent of the parties embodied in this Agreement.
          (iv) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).
          (v) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Purchaser and Seller each hereby submit to the in personam jurisdiction of the federal and state courts in the Southern District of New York, in the borough of Manhattan, for the purpose of confirming any such award and entering judgment thereon.

          (vi) Confidentiality. Subject to Section 12(k), all proceedings under this Section 12(g), and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and by the arbitrator(s).
          (vii) Continued Performance. The fact that the dispute resolution procedures specified in this Section 12(g) shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure, all parties shall continue to perform their respective obligations in good faith.
          (viii) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 12(g) are pending. The parties will take such action, if any, required to effectuate such tolling.
     (h) Waiver of Jury Trial. WITHOUT LIMITING SECTION 12(g), AND ONLY TO THE EXTENT THAT ANY PROVISION OF SECTION 12(g) IS HELD BY A COURT OF COMPETENT JURISDICTION NOT TO BE ENFORCEABLE, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.
     (i) No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No draft of this Agreement shall be considered in construing the meaning hereof.
     (j) Disclosures and Announcements. Except as otherwise required by Law or the rules of the New York Stock Exchange, as such Law and rules are interpreted by counsel (who may be inside counsel) for a party, no party shall, or shall permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without prior consultation with the other parties.
     (k) Confidentiality. Other than with respect to the Loan Agreement (with respect to which the parties and their Representatives shall comply with the confidentiality provisions contained therein) and a public announcement made under Section 12(j) to which this Section 12(k) does not apply, the parties hereto agree to keep, and to cause their respective Representatives to keep, the transactions contemplated by this Agreement and all other agreements and documents executed in connection herewith, including, without limitation, each Ancillary Agreement (other than the Loan Agreement) and each other agreement or document entered into in connection with the transactions contemplated hereby, and the respective terms hereof and thereof (the “Confidential Information”) strictly confidential, and no party shall, or permit any of its Representatives to, without the prior written consent of the other parties, disclose the Confidential Information to any Person (other than to its Representatives), except (i)

to the extent a party is advised by its counsel (who may be internal counsel) that such disclosure is required by Law (it being understood that, for this purpose, “Law” includes a subpoena or similar demand issued in connection with an adversary proceeding), and the provisions of clause (A) of the following sentence are complied with, (ii) solely in the case of Sherman Financial and/or its Representatives, to the lenders under the Original Credit Facility or any Permitted Replacement Facility and their counsel, to the Office of the Comptroller of the Currency or any other applicable state or federal regulatory or supervisory authority and, in the case of MGIC, to the Office of Commissioner of Insurance of Wisconsin or any other state or federal regulatory or supervisory authority having jurisdiction over MGIC, (iii) solely with respect to MGIC, to financial institutions potentially providing funds to MGIC (and to financial institutions providing funds to such financial institutions), provided, that any such person agrees, for the benefit of Sherman Financial, to keep such information confidential to the same extent required of MGIC hereunder (without giving effect to clauses (iii), (iv) or (vi) of this proviso), (iv) solely with respect to this Agreement and the terms hereof, to the extent required under the Exchange Act to be filed with the U.S. Securities and Exchange Commission by any party or Affiliate of such party, (v) to the extent such Confidential Information is or has become generally available to the public, other than as a result of disclosure by such party or any of its Representatives or (vi) in any proceedings to which the obligation described in Section 12(g)(vi) hereof does not apply, to the extent required to enforce this Agreement. Notwithstanding anything in this Agreement to the contrary, (A) with respect to matters described in clause (i) above, in the event that a party hereto is advised by its counsel that disclosure of any item constituting Confidential Information is required by Law, it is agreed that such party or its Representative, as the case may be, (x) shall notify the other parties of such requirement as promptly as practicable, (y) may, without liability hereunder, disclose such item in the manner it is advised is required by Law and (z) will exercise its best efforts to have confidential treatment accorded to any provision of such item that a party hereto reasonably requests to have accorded such treatment if such requesting party takes primary responsibility for preparing and, to the extent permissible by law, processing such request and (B) disclosure of any item of Confidential Information shall be permitted hereunder if and to the extent expressly permitted by any provision of such item of Confidential Information. For purposes hereof, “Representatives” means, with respect to any Person, such Person’s agents, representatives (including its employees, attorneys, auditors and consultants, financial or otherwise) and Affiliates.
     (l) Counterparts; Fax and Pdf Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by fax or .pdf shall be deemed to be their original signatures for all purposes.
     (m) Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.
     (n) Survival. In the event of termination of this Agreement by the parties as provided in Section 11 above, this Agreement shall forthwith become void and of no further force and effect, except that Sections 9, 11(b)(iii), 12(e) (solely with respect to the second sentence thereof), 12(f), 12(g), 12(h), 12(j), 12(k) and 12(n) shall survive such termination indefinitely.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

MORTGAGE GUARANTY INSURANCE CORPORATION

By:	/s/ J. Michael Lauer

Name: J. Michael Lauer
Title: Executive Vice President and Chief Financial Officer

SHERMAN FINANCIAL GROUP LLC

By:	/s/ Leslie G. Gutierrez

Name: Leslie G. Gutierrez
Title: Authorized Representative